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                                                      Filed Pursuant to Rule 433
                                                     Registration No. 333-124699

                                                                Final Term Sheet
                                                                  March 21, 2006

                              THE HOME DEPOT, INC.

                         $1,000,000,000 5.20% SENIOR NOTES DUE 2011
                         $3,000,000,000 5.40% SENIOR NOTES DUE 2016

ISSUER:                            The Home Depot, Inc.

TITLE OF SECURITIES:               5.20% Senior Notes due March 1, 2011 (the
                                   "Notes due 2011") 5.40% Senior Notes due
                                   March 1, 2016 (the "Notes due 2016")

TRADE DATE:                        March 21, 2006

SETTLEMENT DATE (T+3):             March 24, 2006

MATURITY DATE:                     Notes due 2011:  March 1, 2011
                                   Notes due 2016:  March 1, 2016

AGGREGATE PRINCIPAL AMOUNT         Notes due 2011: $1,000,000,000
OFFERED:                           Notes due 2016: $3,000,000,000

PRICE TO PUBLIC (ISSUE PRICE):     Notes due 2011: 99.948% plus accrued
                                   interest, if any, from March 24, 2006

                                   Notes due 2016: 99.511% plus accrued
                                   interest, if any, from March 24, 2006

PRICE TO THE HOME DEPOT:           Notes due 2011: 99.598%
                                   Notes due 2016: 99.061%

INTEREST RATE:                     Notes due 2011: 5.20% per annum
                                   Notes due 2016: 5.40% per annum

INTEREST PAYMENT DATES:            Notes due 2011: Semi-annually on each
                                   September 1 and March 1, commencing September
                                   1, 2006.

                                   Notes due 2016: Semi-annually on each
                                   September 1 and March 1, commencing September 1, 2006.

OPTIONAL REDEMPTION:               Notes due 2011: Make-whole call at any time
                                   at the greater of 100% or discounted present value at Treasury Rate plus 10 basis points.
                                   Notes due 2016: Make-whole call at any time at the greater of 100% or discounted present value at Treasury Rate plus 15 basis points.

JOINT BOOKRUNNERS:                 Morgan Stanley & Co. Incorporated, J.P.
                                   Morgan Securities Inc., Merrill Lynch,
                                   Pierce, Fenner & Smith Incorporated

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING (i) MORGAN STANLEY TOLL-FREE 1-(866) 718-1649 (INSTITUTIONAL INVESTORS) OR 1-(800) 584-6837 (RETAIL INVESTORS) (ii) J.P. MORGAN SECURITIES INC. COLLECT 1-(212) 834-4533 OR (iii) MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED TOLL-FREE 1-(866) 500-5408.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA
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